Exhibit 99.1

Canada Southern Petroleum Ltd.

News Release

CANADA SOUTHERN PETROLEUM LTD. ANNOUNCES

REVIEW OF ARTICLES OF ASSOCIATION and CONTINUANCE;

 INTENT TO UPDATE CORPORATE GOVERNANCE

CALGARY, Alberta, May 21, 2004 -- Canada Southern Petroleum Ltd. (the Company) (NASDAQ /Pacific: CSPLF; Toronto/Boston: CSW) today reported that the Board of Directors has directed its Corporate Governance and Nominating Committee to carry out a thorough review of the Company’s Articles of Association and Articles of Continuance, with a view to updating the governance of the Company.  This review will be led by Messrs. Richard McGinity and Myron Kanik, and has as its objective the presentation to the Board of a comprehensive set of recommendations to streamline the Company’s governance processes and more closely align them with evolving industry norms, and with recent developments in securities law and regulation in the United States and Canada.  The review will include all aspects of the Company’s Articles, including but not limited to the Company’s Nova Scotia domicile; share voting restrictions; Board structure, qualifications, compensation and incentives; shareholder proposals and related matters.  The review is expected to culminate in the calling of a Special Meeting of shareholders during the third quarter to consider specific changes which will be recommended by the Board of Directors.

This announcement is not a proxy statement, nor is it a solicitation of any proxies from the Company’s shareholders.  The Company’s definitive proxy statement for its June 15 Annual General Meeting was filed on April 29 with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”).  That document may be obtained at the SEC’s website address of www.sec.gov or at www.sedar.com.  A link to the Company’s SEC filings can also be found on the Company website address of www.cansopet.com.

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Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company’s limited voting shares are traded on the Nasdaq SmallCap Market and the Pacific Exchange, Inc. under the symbol “CSPLF,” and on the Boston Stock Exchange and the Toronto Stock Exchange under the symbol “CSW.”

Any statements in this release that are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these risks and uncertainties are uncertainties as to the costs, pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at those properties, and the significant costs associated with the exploration and development of the properties in which the Company has interests, particularly the Kotaneelee field. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.  The Company does caution, however, that results in 2004 will be significantly lower than in 2003 was a result of the one-time favorable effect in 2003 of the Kotaneelee settlement.

For further information contact: Randy Denecky, Chief Financial Officer, at (403) 269-7741.

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